Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Number of shares of common stock to be registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee (2)

Common Stock to be offered for resale by Selling Security Holder	40,000,000	$0.0198	(3)		$5,000,000		$463.50
Total				$		$

(1)	Offering price computed in accordance with Rule 457(o).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3)	Based on the lowest bid price for our common stock on February 2, 2022. The shares offered, hereunder, may be sold by the Selling Security Holder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.